Exhibit 99.1

MEDCATH CONTACTS:
O. Edwin French	James E. Harris
President and Chief Executive Officer	Chief Financial Officer
(704) 708-6600	(704) 708-6600
MEDCATH CORPORATION ANNOUNCES LETTER OF INTENT TO SELL INTEREST
IN HEART HOSPITAL OF LAFAYETTE TO A GROUP OF LOCAL PHYSICIANS
     CHARLOTTE, N.C. and LAFAYETTE, La, Feb. 13, 2007 — MedCath Corporation (Nasdaq: MDTH), and a group consisting of local physicians and investors jointly announced today that the two parties have entered into a letter of intent, subject to the fulfillment of certain conditions, which will result in the local group acquiring MedCath’s interest in the Heart Hospital of Lafayette. Currently, the local group owns 49.0% of the heart hospital. Following completion of the purchase, the local group shall own 100% of the heart hospital.
     Heart Hospital of Lafayette opened in March 2004 and focuses on servicing the needs of patients suffering from cardiovascular disease. The 32-bed hospital has 2 operating suites, 2 heart catheterization labs and an 11-bed heart emergency department.
     “Over the past several months, we have been working with local physicians and others to determine the appropriate strategic direction for the hospital,” said Ed French, MedCath’s President and Chief Executive Officer. “After evaluating the situation more fully with our current partners, we have jointly concluded the best alternative is for our partners to acquire our ownership interest in the hospital.”
     “By acquiring MedCath’s ownership in the heart hospital we can maintain the established commitment to quality and set the strategic direction of the hospital,” said Dr. Jon Leleux on behalf of the local ownership group. “We are excited about the future as we work with the hospital’s nurses, clinical staff and administration to continue to provide care to patients suffering from cardiovascular disease.”
     Terms of the transaction were not disclosed, pending completion of a Definitive Agreement and satisfaction of certain closing conditions, including securing of financing by the buyer, which are expected to be completed in 90 days.
     MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused primarily on the diagnosis and treatment of cardiovascular disease. MedCath focuses on serving the unique needs of patients suffering from cardiovascular disease. Following completion of the sale of its interest in Heart Hospital of Lafayette, MedCath will own interests in and operates ten hospitals with a total of 635 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, Ohio, South Dakota, and Texas. In addition, MedCath manages the cardiovascular program at various hospitals operated by other parties. Further, MedCath provides cardiovascular care services in diagnostic and therapeutic facilities located in various states.
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     Parts of this announcement contain forward-looking statements that involve risks and uncertainties. Although management believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic, regulatory and competitive uncertainties and contingencies that are difficult or impossible to predict accurately and are beyond our control. Actual results could differ materially from those projected in these forward-looking statements. We do not assume any obligation to update these statements in a news release or otherwise should material facts or circumstances change in ways that would affect their accuracy.
     These various risks and uncertainties are described in detail under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on December 14, 2006. A copy of the report, including exhibits, is available on the Internet site of the Commission at http://www.sec.gov.